Exhibit 10.1


                               AMENDMENT NO. 2 TO
                         MOBIUS MANAGEMENT SYSTEMS, INC.
                            1996 STOCK INCENTIVE PLAN



      Pursuant to Section 3.1 of the Mobius Management Systems, Inc. 1996 Stock Incentive Plan (the "Plan"), and in accordance with the resolutions of the Board of Directors of Mobius Management Systems, Inc. (the "Company") adopted on November 6, 2003, Section 3.13 of the Plan is amended to read as follows:

            3.13 The Plan was adopted by the Board and approved by the Company's shareholders on November 6, 1996. Unless sooner terminated by the Board, the provisions of the Plan respecting the grant of any awards shall terminate on the tenth anniversary of the adoption of the Plan by the Board, and no awards shall thereafter be made under the Plan. All awards made under the Plan prior to its termination shall remain in effect until such awards have been satisfied or terminated in accordance with the terms and provisions of the Plan and the applicable Plan Agreements.